EXHIBIT 10.1
WALGREENS BOOTS ALLIANCE, INC. MANAGEMENT INCENTIVE PLAN
(As amended and restated effective July 9, 2024)

Walgreens Boots Alliance, Inc. (the “Company”) maintains this Management Incentive Plan (the “Plan”) for the benefit of eligible Participants, as defined below. The Plan is hereby amended and restated, effective as of July 9, 2024.

1.    Purpose: The purpose of the Plan is to provide special incentive and motivation to senior executives and other eligible employees through annual bonuses.

2.    Definitions: Whenever used in the Plan, the following terms shall have the meanings set forth below, unless the context clearly provides otherwise:

a.The term "Base Salary" shall mean, (i) for U.S. Participants the hourly or salaried base compensation paid during the fiscal year (or annualized as of the applicable point in time as determined by the Committee or its delegates), and any such base salary earned but deferred or reduced pursuant to a Company Section 401(k) plan, or Section 125 plan, or another Company deferral plan, but excluding any incentive or other bonuses, stock purchase discounts, or other fringe benefits or supplementary remuneration; and (ii) for non-U.S. Participants, bonus-eligible base compensation, as defined by Local Rules.

b.Termination for “Cause” means involuntary termination of employment for violation of any material Company policy, other misconduct or refusal or failure to perform job duties in a reasonably acceptable manner.

c.The term "Committee" shall mean the Compensation and Leadership Performance Committee of the Board of Directors of the Company.

d.The term "Company" shall mean Walgreens Boots Alliance, Inc., a Delaware corporation, and, as applicable, subsidiaries and affiliates of Walgreens Boots Alliance, Inc. whose employees are eligible to participate in the Plan.

e.The term “Disability” shall mean total disability as determined by the Committee, consistent with how the Company determines whether termination of employment is upon disability for other benefit plan purposes, and such determination may vary based on Local Rules.

f.The term "Employee" shall mean any employee of the Company, including, but not limited to, the executive officers of Walgreens Boots Alliance, Inc. Employee shall not include any person who is not classified as an employee in the common law sense in the records of the Company, even if those records are subsequently determined to have been in error or the person is subsequently reclassified as an employee. For example, no person shall be considered to be an Employee for any period of time during which he or she: (1) is a leased employee; (2) is an independent contractor; or (3) is otherwise not classified as an employee in the records of the Company.

g.The term "Individual Adjustment" shall mean the amount of any increase or reduction in the bonus share that would otherwise be allocated to a Participant; or shall mean any separate individual performance bonus component, as applicable.

h.The term “Local Rules” shall mean terms and conditions of the Plan applied on a customized basis to all or portions of non-U.S. Participants based on country-specific rules and/or business unit specific rules or practices, as defined, documented and/or administered at the local business unit level.

i.The term "Participant" shall mean any Employee who participates in and is eligible to receive incentive compensation pursuant to paragraph 3 of the Plan.

j.The term "Plan Year" shall mean the fiscal year of Walgreens Boots Alliance, Inc., which runs from September 1 to the following August 31, or such other 12-month period as may be designated by the Committee.

k.The term “Retirement” shall mean termination of employment from the Company in good standing, as determined by the Committee or its delegates, and after having attained at least age 55 and at least 10 years of continuous service; or as may otherwise be defined based on Local Rules.

3.Eligibility and Participation: The Committee shall have the authority and discretion to determine the class or classes of Employees eligible to participate in the Plan for any Plan Year. As of the effective date of this amended and restated Plan, the following categories of Employees shall be eligible to participate in the Plan:

a.Any Walgreens Boots Alliance group level and Walgreens U.S. Employee whose job position is within the Analysis pay band or above or its equivalent and is not covered by another Company annual cash incentive plan;

b.Any non-U.S. Employee of the Company whose position is in the Company’s executive level 7 (or its equivalent) or above and is not covered by another Company annual cash incentive plan; and

c.Any other Employee who is approved for participation by the Committee, based on the recommendation of Company management that he or she is in a position to make a substantial contribution to the success of the Company by exceptional service in a supervisory or staff position.

The Committee shall also have the authority to approve or deny Plan participation to any individual Employee. No Employee shall have a contractual right to receive any incentive award or payment, as all awards and payments are ultimately subject to the approval and authorization of the Committee.

4.Determination of Bonuses: Participant bonuses for each Plan Year shall be determined as follows:

a.Prior to the beginning of the Plan Year, or as early in the Plan Year as is practical considering the circumstances, management will recommend for Committee approval the bonus structure and accompanying details for that Plan Year. Such recommendation shall cover the following areas and any other pertinent bonus provisions:

(1)The categories of employees eligible to participate in the Plan for such Plan Year.

(2)The performance measure or measures upon which bonuses shall be based, and the extent to which such measures shall be based on overall Company, division, or business unit performance, or some combination thereof. The application of such performance measures may vary among different categories of Participants.

(3)Target bonus levels (typically expressed as a percentage of Base Salary), threshold and maximum bonus levels (typically expressed as a percentage of the target bonus level), and the corresponding Company performance measure or measures. Such bonus levels may vary for different groups of Participants as determined by the Committee.

(4)Any Individual Adjustments that may be applied, whether based on pre-established individual performance measures or determined on a discretionary basis.

b.After the end of each Plan Year when the computations and accounting determinations required to determine Plan bonuses have been completed, the chief financial officer and/or the highest-ranking accounting officer of the Company will report to the Committee that in their opinion those computations and accounting determinations were reasonably made in accordance with the terms of the Plan, and generally accepted accounting principles, subject to any adjustments provided for under the terms of paragraph 4c of the Plan.

c.In the sole discretion of the Committee, the Committee may provide for the performance measures or other terms and conditions of Plan bonuses for a Plan Year to be adjusted to reflect any specified adjustment event, including, without limitation, any of the following items: extraordinary, unusual or non-recurring items; changes in law or accounting principles; currency fluctuations; financing activities; realized or unrealized gains and losses on securities; expenses, charges or credits for restructuring initiatives, productivity initiatives or for impaired assets; non-cash items (e.g., amortization, depreciation or reserves); other non-operating items; write downs of intangible assets, property, plant or equipment, investments in business units and securities resulting from the sale of business units; spending for acquisitions; and effects of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event..

d.The bonuses earned by Participants under the terms of the Plan for each Plan Year will be paid to Participants after the above bonus determinations are made and as determined by the Committee, but not later than March 15th of the calendar year following the Plan Year during which the bonuses are earned, except to the extent a bonus is deferred under the terms of a deferral plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5.Participation for Partial Plan Years:

a.Any Plan Participant whose employment with the Company terminates during a Plan Year for reasons other than Retirement, Disability or death shall not be eligible for a bonus for that Plan Year. Notwithstanding the foregoing, Company management may recommend to the Committee for its approval a discretionary bonus for any terminated Participant if in the judgment of management such a discretionary bonus is warranted.

b.Any Plan Participant whose employment with the Company terminates during a Plan Year due to Retirement, Disability or death shall be eligible for a pro-rated bonus for such Plan Year, based on Base Salary earned while a Participant in the Plan prior to such termination of employment.

c.A Participant who is eligible for a bonus hereunder for a portion of a Plan Year (due to hire, promotion or transfer during that Plan Year), shall generally be eligible for a bonus under this Plan based on Base Salary during the eligible portion of the Plan Year. Notwithstanding the foregoing, the bonus amount payable to a Participant who is hired within the Plan Year, moves to a different target bonus level during the Plan Year, or receives payment under another Company incentive plan during the current or prior year, shall be subject to the discretion of the Committee and its delegates.

d.Subject to the end-of-year employment requirement set forth in paragraph 5a above, a Plan Participant who is on a Company-approved leave of absence (other than a Personal Leave of absence) for a portion of a Plan Year shall remain eligible for a bonus for up to the first six months of such leave of absence. Any short-term disability pay during any such leave of absence shall be included in such Participant’s bonusable Base Salary. Notwithstanding the foregoing, bonus calculations under this Plan shall be negatively adjusted to account for any payment of bonuses as part of disability pay and any corresponding inclusion of disability bonus pay in bonusable Base Salary under this Plan (in all cases for the same Plan Year).

e.Bonuses under this Plan are not earned or vested prior to the actual payment date, and the Company reserves the right and discretion to reduce or cancel the bonus payment of Participants whose employment with the Company ends during this period between the end of the Plan Year and the bonus payment date (including, but not limited to, any Participants who are terminated involuntarily for Cause); subject to any applicable rules and practices as may be adopted by the Committee or its delegates from time to time.

f.The foregoing provisions of this paragraph 5 are subject to any Local Rules as may apply in determining (i) bonus eligibility for Employees who are hired or transferred during the Plan Year, or for Participants who terminate employment during the Plan Year or prior to the bonus payment date; and (ii) bonusable Base Salary determinations for those who are Participants for partial Plan Years due to hire, transfer or termination, and for Participants who are on Company-approved leaves of absence during the Plan Year.

6.Administration. Subject to the terms of the Plan and the powers granted to the full Board of Directors, the Committee has ultimate authority and responsibility for the administration of the Plan. The Committee shall have all powers necessary to administer the Plan, including, without limitation, the power to interpret the provisions of the Plan, to decide all questions of eligibility, to establish rules and forms for the administration of the Plan, and to delegate specific duties and responsibilities to officers or other employees of the Company. All determinations, interpretations, rules, and decisions of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

7.Indemnification. The Company shall indemnify the members of the Committee, the other members of the Board of Directors and all Company officers and other employees responsible for administering the Plan against any and all liabilities arising by reason of any act or failure to act made in good faith in accordance with the provisions of the Plan. For this purpose, liabilities include expenses reasonably incurred in the defense of any claim relating to the Plan.

8.Amendment and Termination. The Plan may be amended from time to time or terminated at any time by the Board of Directors of Walgreens Boots Alliance, Inc., or by the Committee to the extent so delegated by the Board of Directors.

9.General Plan Provisions:

a.In addition to bonuses determined and paid pursuant to paragraph 4 hereof, nothing in this Plan is intended to limit the authority of the Committee (i) to award additional discretionary bonuses to one or more senior executives of the Company as the Committee deems appropriate from time to time and/or to (ii) approve additional discretionary bonus pools to be allocated among Participants as determined by the Committee.

b.The impact of the payment of bonuses under the Plan on Participants’ other Company employee benefits shall be based on the governing terms of such other employee benefit plans and programs, or as determined by the Committee or its delegates, where necessary.

c.Neither the existence of the Plan nor any substantive aspect of the Plan shall give any Participant the right to continued employment with the Company for any period of time or shall interfere with the right of the Company to discipline or discharge a Participant at any time.

d.The Company shall withhold from any bonus payment made pursuant to the Plan any taxes required to be withheld from such payment under local, state or federal law.

e.Bonuses otherwise payable hereunder may be paid on a deferred basis pursuant to any deferred compensation program that may be implemented with Committee approval in compliance with the requirements of Section 409A of the Code and the regulations thereunder. Any bonuses not so deferred are intended to be exempt from Section 409A of the Code as “short-term deferrals,” and the Plan shall be administered and interpreted in accordance with such intent.

f.The Company shall not be required to fund or otherwise segregate any cash or other assets for purposes of meeting its obligations under the Plan.

g.The provisions of the Plan shall be construed and interpreted according to the laws of the State of Illinois, except as preempted by federal law.

h.A Participant shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

i.The Plan shall be binding upon the Company and any successor of the Company, including without limitation any corporation or other entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise. Such successor shall thereafter be deemed the "Company" for the purposes of the Plan.

j.Bonuses paid and payable under this Plan are subject to forfeiture, recovery by the Company, or other action pursuant to the terms of the applicable bonus award or any clawback or recoupment policy which the Company may adopt from time to time, including the enforcement of the Company’s Policy on Recoupment of Compensation Due to Improper Conduct (which is applicable to employees at the Direction Band and above), and the Company’s Policy on Recoupment of Incentive Compensation (which is applicable only to the Company’s executive officers) (collectively, the “Recoupment Policies”), all of which shall be binding upon applicable Plan Participants. Any inconsistency between this Plan and the Recoupment Policies shall be resolved in favor of such Policies.